Exhibit 99.1

Contact:	Investors & Analysts: John D. Emerick, Jr. Marcy K. Oelhafen Fair Isaac Corporation (800) 213-5542 investor@fairisaac.com
Fair Isaac Announces Retirement of Chief Financial Officer
MINNEAPOLIS — November 26, 2008 — Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision management technology, today announced that Charles M. (“Chuck”) Osborne, Executive Vice President and Chief Financial Officer, will retire from Fair Isaac effective July 31, 2009. Mr. Osborne has served as Chief Financial Officer since May 2004. Fair Isaac has retained Spencer Stuart to conduct a national search for a replacement. Mr. Osborne plans to continue in his current role until a successor is found and will then assist in the transition.
“Fair Isaac has benefited greatly from Chuck’s service over the last four years, and I would like to extend our thanks to him for all of his contributions,” said Mark Greene, CEO of Fair Isaac, “Chuck has built a talented, high integrity finance department at Fair Isaac, and I look forward to working closely with Chuck and his eventual successor through the transition period.”
“It has been a pleasure serving as Fair Isaac’s CFO over the last four years,” said Osborne. “Fair Isaac is a terrific organization that delivers a great deal of value to its customers and I wish it nothing but the best moving forward.”
About Fair Isaac
Fair Isaac Corporation (NYSE:FIC) transforms business by making every decision count. Fair Isaac’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac at www.fairisaac.com.